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                                                              Exhibit 99



             DREAMLIFE RECEIVES COMMITMENT FOR SHORT-TERM FINANCING

NEW YORK - October 20, 2000- On August 14, 2000, Dreamlife, Inc. (OTCBB: DLIF) reported in its Form 10-Q for the period ended June 30, 2000 that it anticipated the company's cash and cash equivalents at June 30, 2000 would adequately fund technology hardware and software expenditures necessary to develop its business and allow the company to meet its operating needs through September 2000.

On October 19, 2000, Dreamlife received a written commitment from CYL Development Holdings, LLC ("CYL"), a 19.1% stockholder of Dreamlife, to provide, or arrange for, a $1.5 million 30-day loan to Dreamlife by October 25, 2000.

Dreamlife anticipates that its cash and cash equivalents will be adequate to fund its operations at least through November 30, 2000, after the loan has been funded. There can be no assurance, however, that Dreamlife will have sufficient funds to repay the loan when due. Dreamlife is working with Wit Soundview Group to explore alternatives for additional financing and strategic transactions. In the event that the loan is not funded or Dreamlife is unable to secure additional financing or complete a strategic transaction, it may be forced to cease operations.

On September 1, 2000, Dreamlife decided not to make scheduled payments necessary to continue its relationship with The Learning Annex under the parties' License and Marketing Agreement and Option Agreement. As anticipated, The Learning Annex sent a notice to Dreamlife that it is in breach of the terms of such agreements. Dreamlife has discontinued its current relationship with The Learning Annex and does not believe that the loss of such relationship will have a material adverse effect on its business, as no revenues have been derived from that relationship.

Dreamlife is an online personal and professional development network offering consumers an extensive array of individualized coaching, communities, courses, tools and interface with renowned experts. Founded in the Spring of 1999 by internationally recognized results coach Anthony Robbins, Dreamlife has signed marketing, license and content agreements with numerous organizations and experts in the fields of personal and professional development. For more information visit www.dreamlife.com or AOL Keyword: Dreamlife.


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Certain statements made herein that use the words "estimate" "project" "intend"
"expect" "believe" and similar expressions are intended to identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks and uncertainties which could cause the actual results, performance or achievements of Dreamlife to be materially different from those which may be expressed or implied by such statements, including, among others, changes in general economic and business conditions and specifically, decline in demand to Dreamlife's products, inability to timely develop and introduce new technologies, products and applications and loss of market share and pressure on prices resulting from competition. For additional information regarding these and other risks and uncertainties associated with Dreamlife's business, reference is made to Dreamlife's reports filed from time to time with the Securities and Exchange Commission.

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